Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on 05/20/08

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The following materials are available for view:

Notice of 2008 Annual Meeting and Proxy Statement
Annual Report

To view this material, have the 12-digit Control #(s) available and visit: www.proxyvote.com

If you want to receive a paper or e-mail copy of the above listed documents you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below on or before 04/30/08.

To request material:	Internet: www.proxyvote.com	Telephone: 1-800-579-1639	**Email: sendmaterial@proxyvote.com

**If requesting material by e-mail please send a blank e-mail with the 12-digit Control# (located on the following page) in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

225 WEST WACKER DRIVE
CHICAGO, IL 60606

MORNINGSTAR,  INC.

Vote In Person

Please check the meeting materials for more information about attending Morningstar’s annual meeting. At the meeting you will need to request a ballot to vote these shares.

Vote By Internet

To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your notice in hand when you access the web site and follow the instructions.

Meeting Location

The Annual Meeting for holders as of 03/24/08 is to be held on 05/20/08 at 9:00 A.M. CDT

at:   The University of Chicago
Gleacher Center, Room 621
450 North Cityfront Plaza Drive
Chicago, IL 60611

Driving Directions:

From Interstate 90/94

To entrance: Heading either north or south on I-90/94, exit at Ohio Street. Follow Ohio Street east to Michigan Avenue. Turn Right. At the second light, turn left on Illinois Street. At stop sign, turn right. Gleacher Center is on the right.

To area parking: Heading either north or south on I-90/94, exit Ohio Street east. Follow Ohio Street east to St. Clair Street, which is one block beyond Michigan Avenue and turn right. Travel one block on St. Clair Street to Grand Avenue and turn right. Travel one block on Grand avenue to Lower Michigan Avenue and turn left. Travel one more block on Lower Michigan Avenue to Lower Illinois Street and turn left. Parking is two blocks down to the right. Standard parking rates apply.

Voting items

The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1.             Election of Directors

Nominees:

01)   Joe Mansueto

02)   Don Phillips

03)   Cheryl Francis

04)   Steve Kaplan

05)   Bill Lyons

06)   Jack Noonan

07)   Frank Ptak

08)   Paul Sturm

2.             Ratification of the appointment of Ernst & Young LLP as Morningstar’s independent registered public accounting firm for 2008.